Enstar Group Limited
3rd Floor, Windsor Place
18 Queen Street
Hamilton HM JX, Bermuda
Attention: Richard Harris, CFO
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Enstar Group Limited and subsidiaries for the six and three-month periods ended June 30, 2007 and 2006, and have issued our report dated August 9, 2007. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statement No. 333-141793 of Enstar Group Limited on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche
Hamilton, Bermuda
August 9, 2007